Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended	Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	March 31, 2017	March 31, 2016

Basic Earnings Per Share:
Dividends Declared	$2,251	$2,072
Undistributed Earnings	4,980	685
Net Income	$7,231	$2,757
Average Basic Shares Outstanding	37,236	37,439
Basic Earnings Per Share	$0.19	$0.07
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$2,275	$2,086
Undistributed Earnings	4,956	671
Net Income	$7,231	$2,757
Average Diluted Shares Outstanding	37,642	37,707
Diluted Earnings Per Share	$0.19	$0.07
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$7,231	$2,757
Assumed Dividends Payable on Dilutive Shares	24	14
Increase (Reduction) in Undistributed Earnings	(24)	(14)
Net Income Used for Diluted EPS Calculation	$7,231	$2,757
Average Shares Outstanding for Basic EPS Calculation	37,236	37,439
Dilutive Effect of Average Outstanding Compensation Awards	406	268
Average Shares Outstanding for Diluted EPS Calculation	37,642	37,707

(Unaudited)	Nine Months Ended	Nine Months Ended
(Amounts in Thousands, Except for Per Share Data)	March 31, 2017	March 31, 2016

Basic Earnings Per Share:
Dividends Declared	$6,774	$6,214
Undistributed Earnings	20,172	8,667
Net Income	$26,946	$14,881
Average Basic Shares Outstanding	37,360	37,458
Basic Earnings Per Share	$0.72	$0.40
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$6,864	$6,282
Undistributed Earnings	20,082	8,599
Net Income	$26,946	$14,881
Average Diluted Shares Outstanding	37,860	37,869
Diluted Earnings Per Share	$0.71	$0.39
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$26,946	$14,881
Assumed Dividends Payable on Dilutive Shares	90	68
Increase (Reduction) in Undistributed Earnings	(90)	(68)
Net Income Used for Diluted EPS Calculation	$26,946	$14,881
Average Shares Outstanding for Basic EPS Calculation	37,360	37,458
Dilutive Effect of Average Outstanding Compensation Awards	500	411
Average Shares Outstanding for Diluted EPS Calculation	37,860	37,869